Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Kazakhstan Deal Finalised

June 8, 2004 — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, AMEX: CNR) today announced that its previously reported Kazakhstan deal has now been finalised with the registration of CanArgo’s interest in BN Munai LLP (“BNM”).

CanArgo has acquired this interest through an associated company, Tethys Petroleum Investments Limited (“TPI”) in which CanArgo is currently a 45% shareholder. TPI’s wholly owned subsidiary Tethys Kazakhstan Ltd (“TKL”) has now become officially registered as the owner of a 70% interest in BNM. BNM’s interests centre on the Akkulkovsky exploration area and the Kyzyloy gas field, located in western Kazakhstan, just to the west of the Aral Sea. Negotiations are ongoing with the Kazakh authorities regarding the Kyzyloy production licence and an extension to the Akkulkovsky exploration licence.

BNM have drilled two deep exploration wells in the Akkulkovsky area over the past four years, these wells being plugged and abandoned with hydrocarbon shows. However, CanArgo believe that the short term potential may lie in the shallower Kyzyloy gas field. This is a discovered shallow gas field, located some 35 km from the main Bukhara – Urals gas pipeline system, and close to the Bazoy gas storage and compression facility. Additional shallow gas indicators are apparent on seismic data, which potentially could be added to any development of the Kyzyloy field. Financing by TPI of this project is intended to come primarily from third party investment into TPI or directly into the project, with no significant funding planned to come from CanArgo itself.

CanArgo is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo’s principal oil and gas operations are currently located in the Republic of Georgia.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in CanArgo’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess CanArgo’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CanArgo cannot give assurance that the results anticipated herein will be attained.

For further information, contact:

Julian Hammond
CanArgo Energy Corporation,
Tel: +44 1481 729 980
Fax: +44 1481 729 982
Mobile: +44 7740 576 139
e-mail: info@canargo.com